Exhibit 10.21
AMENDMENT NUMBER ONE
TO THE
LOWE’S COMPANIES, INC.
DIRECTORS’ DEFERRED COMPENSATION PLAN

THIS AMENDMENT NUMBER ONE to the Lowe’s Companies, Inc. Directors’ Deferred Compensation Plan, as adopted effective as of July 1, 1994 (the “Plan”), is adopted by Lowe’s Companies, Inc. (the “Company”) effective as of January 31, 2009.

W I T N E S S E T H:

WHEREAS, the Company wishes to amend the Plan to change the interest crediting rate on Deferred Cash Benefits;

NOW THEREFORE, the Section 7 of the Plan is hereby amended effective as of January 31, 2009 to read as follows:

             “7.           DEFERRED CASH BENEFITS.

  Deferred Cash Benefits will be set up in a Deferred Cash Account for each Participant and credited with interest calculated in the same manner and at the same rate as interest on amounts invested in the short-term interest fund option available to employees participating in the Lowe’s 401(k) Plan, a tax-qualified, defined contribution plan sponsored by the Company.  Deferred Cash Benefits are credited to the applicable Participant’s Deferred Cash Account as of the day they would have been paid but for the deferral.  Interest is credited on the first day of each month based on the Deferred Cash Account balance at the end of the preceding day.”

IN WITNESS WHEREOF, this Amendment Number One has been executed on the 12th day of November, 2009, effective as of the date specified herein.

LOWE’S COMPANIES, INC.

By:        /s/ Maureen K. Ausura
Maureen K. Ausura
Senior Vice President, Human Resources